EXHIBIT 99.1

ZW Data Action Technologies Reports Third Quarter and First Nine Months 2022 Unaudited Financial Results

BEIJING, China, Nov. 18, 2022 (GLOBE NEWSWIRE) -- ZW Data Action Technologies Inc. (Nasdaq: CNET) (the "Company"), an integrated online advertising, precision marketing, data analytics and other value-added services provider serving enterprise clients, today announced its unaudited financial results for the three and nine months ended September 30, 2022.

Third Quarter 2022 Financial Results

Revenues

For the third quarter of 2022, revenues decreased by $4.68 million, or 39.4%, to $7.22 million from $11.90 million for the same period last year. The decrease in revenues was primarily attributable to the decrease in our main stream service revenues from the distribution of the right to use search engine marketing services business segment, as a result of the repeated regional COVID-19 rebound in many provinces in China during the first nine months of fiscal 2022, which adversely affected business of most of our small medium enterprises (“SMEs”) clients.

Cost of revenues

Total cost of revenues decreased by $4.59 million, or 38.7%, to $7.27 million for the third quarter of 2022 from $11.86 million for the same period last year. The decrease in cost of revenues was primarily attributable to the decrease in costs associated with the distribution of the right to use search engine marketing service we purchased from key search engines, which was in line with the decrease in revenues from the related business category.

Gross profit (loss) and gross profit (loss) margin

Gross loss was $0.05 million for the third quarter of 2022, compared to a gross profit of $0.04 million for the same period last year. Overall gross loss margin rate was 0.7% for the third quarter of 2022, compared to a gross profit margin of 0.4% for the same period last year.

Operating expenses

Sales and marketing expenses were $0.07 million for the third quarter of 2022, compared to $0.06 million for the same period last year. The increase in sales and marketing expenses was mainly attributable to the increase in staff salaries, staff benefits and other general office expenses of our sales department in Guangzhou, as a result of the increase in business development activities of our Guangzhou office since the fourth fiscal quarter of 2021.

General and administrative expenses increased by $0.18 million, or 12.2%, to $1.65 million for the third quarter of 2022 from $1.47 million for the same period last year. The increase in general and administrative expenses was mainly attributable to the increase in amortization of administrative assets of $0.38 million, which was partially offset by the decrease in share-based compensation expenses of $0.04 million and other general administrative expenses of $0.16 million.

Research and development expenses decreased by $0.03 million, or 35.2%, to $0.06 million for the third quarter of 2022 from $0.09 million for the same period last year. The decrease in research and development expenses was primarily due to a reduction in headcount in the research and development department.

Operating loss

Loss from operations was $1.83 million for the third quarter of 2022, compared to $1.57 million for the same period last year. Operating loss margin was 25.4% for the third quarter of 2022, compared to 13.2% for the same period last year.

Other income (expenses), net

Net other expenses were $1.01 million for the third quarter of 2022, compared to a net other income of $2.82 million for the same period last year. The decrease was primarily attributable to the decrease in change in fair value of warrant liabilities of $3.88 million.

Net income (loss) attributable to CNET and earnings (loss) per share

Net loss attributable to CNET was $2.84 million, or loss per share of $0.08, for the third quarter of 2022. This was compared to a net income attributable to CNET of $1.38 million, or earnings per share of $0.04, for the same period last year.

First Nine Months 2022 Financial Results

Revenues

For the first nine months of 2022, revenues decreased by $13.03 million, or 37.4%, to $21.81 million from $34.85 million for the same period last year. The decrease in revenues was primarily attributable to the decrease in revenues from our distribution of the right to use search engine marketing services business segment, as a result of the repeated regional COVID-19 rebound in many provinces in China during the first nine months of fiscal 2022, which adversely affected business of most of our small medium enterprises (“SMEs”) clients.

Cost of revenues

Total cost of revenues decreased by $13.93 million, or 39.0%, to $21.81 million for the first nine months of 2022 from $35.74 million for the same period last year. The decrease in cost of revenues was primary attributable to the decrease in costs associated with the distribution of the right to use search engine marketing service we purchased from key search engines, which was in line with the decrease in revenues from the related business category.

Gross profit (loss) and gross profit (loss) margin

Gross profit was $0.002 million for the first nine months of 2022, compared to a gross loss of $0.89 million for the same period last year. Overall gross profit margin rate was 0.01% for the first nine months of 2022, compared to a gross loss margin of 2.6% for the same period last year. The generation of gross profit and improvement of our overall gross margin rate for the first nine months year of 2022 was mainly attributable to the improvement of gross margin rate of our main stream of service revenues, i.e., distribution of the right to use search engine marketing services, and the termination of the outdoor billboards advertising business in the four quarter of 2021, which suffered from a significant loss in fiscal 2021.

Operating expenses

Sales and marketing expenses increased by $0.06 million, or 37.7%, to $0.22 million for the first nine months of 2022, compared to $0.16 million for the same period last year. The increase in sales and marketing expenses was mainly attributable to the increase in staff salaries, staff benefits and other general office expenses of our sales department in Guangzhou, as a result of the increase in business development activities of our Guangzhou office since the fourth fiscal quarter of 2021.

General and administrative expenses decreased by $4.67 million, or 45.0%, to $5.70 million for the first nine months of 2022 from $10.37 million for the same period last year. The decrease in general and administrative expenses was mainly attributable to the decrease in share-based compensation expenses of $6.81 million, which was partially offset by the increase in allowance for doubtful accounts of $0.95 million, amortization of administrative assets of $1.16 million, and other administrative expenses of $0.03 million, respectively.

Research and development expenses decreased by $0.07 million, or 27.9%, to $0.18 million for the first nine months of 2022 from $0.25 million for the same period last year. The decrease in research and development expenses was primarily due to a reduction in headcount in the research and development department.

Operating loss

Loss from operations was $6.10 million for the first nine months of 2022, compared to $11.67 million for the same period last year. Operating loss margin was 27.9% for the third quarter of 2022, compared to 33.5% for the same period last year.

Other income (expenses), net

Net other income decreased to $0.82 million for the first nine months of 2022 from $9.91 million for the same period last year. The decrease was primarily attributable to the decrease in gain from change in fair value of warrant liabilities of $8.92 million.

Net loss attributable to CNET and loss per share

Net loss attributable to CNET was $5.27 million, or loss per share of $0.15, for the first nine months of 2022. This was compared to a net loss attributable to CNET of $1.59 million, or loss per share of $0.05, for the same period last year.

Financial Condition

As of September 30, 2022, the Company had cash and cash equivalents of $2.15 million, compared to $7.17 million as of December 31, 2021. Accounts receivable, net was $3.00 million as of September 30, 2022, compared to $3.44 million as of December 31, 2021. Working capital was $7.82 million as of September 30, 2022, compared to $11.10 million as of December 31, 2021.

Net cash used in operating activities was $4.41 million for the third quarter of 2022, compared to $6.60 million for the same period last year. Net cash used in investing activities was $0.48 million for the third quarter of 2022, compared to $6.10 million for the same period last year.

About ZW Data Action Technologies Inc.

Established in 2003 and headquartered in Beijing, China, ZW Data Action Technologies Inc. (the “Company”) offers online advertising, precision marketing, data analytics and other value-added services for enterprise clients. Leveraging its fully integrated services platform, proprietary database, and cutting-edge algorithms, the Company delivers customized, result-driven business solutions for small and medium-sized enterprise clients in China. The Company also develops blockchain and artificial intelligence enabled web/mobile applications and software solutions for clients. More information about the Company can be found at: http://www.zdat.com/.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of ZW Data Action Technologies Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ZW Data Action Technologies Inc.’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ZW Data Action Technologies Inc. will be those anticipated by ZW Data Action Technologies Inc. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ZW Data Action Technologies Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For more information, please contact:

Sherry Zheng
Weitian Group LLC
Email: shunyu.zheng@weitian-ir.com
Phone: +1 718-213-7386

ZW DATA ACTION TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except for number of shares and per share data)

	September 30, 2022	December 31, 2021
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,154	$7,173
Accounts receivable, net of allowance for doubtful accounts of $2,337 and $2,236, respectively	2,999	3,439
Prepayment and deposit to suppliers	7,593	7,559
Due from related parties	15	90
Other current assets, net	1,623	1,657
Total current assets	14,384	19,918

Long-term investments	2,149	2,280
Operating lease right-of-use assets	1,838	2,019
Property and equipment, net	267	375
Intangible assets, net	5,896	7,523
Long-term deposits and prepayments	68	75
Deferred tax assets, net	398	441
Total Assets	$25,000	$32,631

Liabilities and Equity
Current liabilities:
Accounts payable *	$276	$1,119
Advance from customers *	951	1,245
Accrued payroll and other accruals *	170	389
Taxes payable *	3,199	3,534
Operating lease liabilities *	389	202
Lease payment liability related to short-term leases *	99	152
Other current liabilities *	197	141
Warrant liabilities	1,280	2,039
Total current liabilities	6,561	8,821

Long-term liabilities:
Operating lease liabilities-Non current *	1,557	1,907
Long-term borrowing from a related party	123	137
Total Liabilities	8,241	10,856

Commitments and contingencies

Equity:
ZW Data Action Technologies Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 100,000,000; issued and outstanding 35,827,677 shares and 35,332,677 shares at September 30, 2022 and December 31, 2021, respectively)	36	35
Additional paid-in capital	61,972	61,785
Statutory reserves	2,598	2,598
Accumulated deficit	(49,005)	(43,734)
Accumulated other comprehensive income	1,158	1,082
Total ZW Data Action Technologies Inc.’s stockholders’ equity	16,759	21,766

Total equity	16,759	21,766

Total Liabilities and Equity	$25,000	$32,631

* Liabilities recognized as a result of consolidating these VIEs do not represent additional claims on the Company’s general assets.

ZW DATA ACTION TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME
(In thousands, except for number of shares and per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2022	2021	2022	2021
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
From unrelated parties	$21,813	$34,843	$7,216	$11,896
From a related party	-	4	-	4
Total revenues	21,813	34,847	7,216	11,900
Cost of revenues	21,811	35,739	7,267	11,857
Gross profit/(loss)	2	(892)	(51)	43

Operating expenses
Sales and marketing expenses	219	159	72	58
General and administrative expenses	5,697	10,366	1,651	1,471
Research and development expenses	181	251	57	88
Total operating expenses	6,097	10,776	1,780	1,617

Loss from operations	(6,095)	(11,668)	(1,831)	(1,574)

Other income/(expenses)
Interest income	96	3	21	1
Other (expenses)/income, net	(33)	265	(5)	(37)
Loss on disposal of long-term investments	-	(38)	-	-
Change in fair value of warrant liabilities	759	9,682	(1,023)	2,853
Total other income/(expenses)	822	9,912	(1,007)	2,817

(Loss)/income before income tax benefit/(expense) and noncontrolling interests	(5,273)	(1,756)	(2,838)	1,243
Income tax benefit/(expenses)	2	171	(2)	131
Net (loss)/income	(5,271)	(1,585)	(2,840)	1,374
Net (income)/loss attributable to noncontrolling interests	-	(1)	-	1
Net (loss)/income attributable to ZW Data Action Technologies Inc.	$(5,271)	$(1,586)	$(2,840)	$1,375

Net (loss)/income	$(5,271)	$(1,585)		$(2,840)	$1,374
Foreign currency translation income/(loss)	76	(25)		93	(2)
Comprehensive (loss)/income	$(5,195)	$(1,610)		$(2,747)	$1,372
Comprehensive income attributable to noncontrolling interests	-	(1)		-	-
Comprehensive (loss)/income attributable to ZW Data Action Technologies Inc.	$(5,195)	$(1,611)		$(2,747)	$1,372

(Loss)/earnings per share
(Loss)/earnings per common share
Basic and diluted	$(0.15)	$(0.05)	$	(0.08)	$0.04

Weighted average number of common shares outstanding:
Basic and diluted	35,572,200	32,279,304		35,827,677	35,332,220

ZW DATA ACTION TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2022	2021
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(5,271)	$(1,585)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,660	450
Amortization of operating lease right-of-use assets	239	149
Share-based compensation expenses	135	6,945
Provision for allowances for doubtful accounts	947	-
Loss on disposal of long-term investments	-	38
Deferred taxes	(2)	(171)
Change in fair value of warrant liabilities	(759)	(9,682)
Other non-operating income/(losses)	(93)	24
Changes in operating assets and liabilities
Accounts receivable	(211)	(257)
Prepayment and deposit to suppliers	(459)	(1,698)
Due from related parties	59	-
Other current assets	25	6
Long-term deposits and prepayments	-	(314)
Accounts payable	(784)	142
Advance from customers	(179)	(133)
Accrued payroll and other accruals	(205)	(126)
Other current liabilities	735	(230)
Taxes payable	4	(31)
Lease payment liability related to short-term leases	(40)	(54)
Operating lease liabilities	(210)	(73)
Net cash used in operating activities	(4,409)	(6,600)

Cash flows from investing activities
Payment for leasehold improvements and purchase of vehicles, furniture and office equipment	-	(306)
Cash effect of deconsolidation of VIEs’ subsidiaries	-	(8)
Investments and advances to ownership investee entities	-	(1,919)
Repayment from ownership investee entities	12	-
Short-term loans to unrelated parties	(2,600)	(1,507)
Repayment of short-term loans and interest income from unrelated parties	2,109	1,303
Payment for purchase of software technologies	-	(1,160)
Deposit and prepayment paid for contracts of other investing activities	-	(2,500)
Net cash used in investing activities	(479)	(6,097)

Cash flows from financing activities
Proceeds from issuance of common stock and warrant (net of cash offering cost of US$1,600)	-	17,111
Net cash provided by financing activities	-	17,111

Effect of exchange rate fluctuation on cash and cash equivalents	(131)	20

Net (decrease)/increase in cash and cash equivalents	(5,019)	4,434

Cash and cash equivalents at beginning of the period	7,173	4,297
Cash and cash equivalents at end of the period	$2,154	$8,731